Exhibit 10.35

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the “Agreement”) is made and entered into as of this 26th day of March, 2009 by and between Super Vision International, Inc., a Delaware corporation (the “Assignor”), n/k/a Nexxus Lighting, Inc., a Delaware corporation, and B&M Kingstone, LLC, a Nevada Limited Liability Corporation (the “Assignee”). The parties hereby agree as follows:

1. Assignment of Judgment. In return for the sum of $50,000.00 and the other consideration recited herein, Assignor shall assign to Assignee that certain Final Judgment in the case styled Super Vision International, Inc. v. Jack Caruso et. al., Orange County Circuit Court Case No. CI-99-9392, and for which the Final Judgment (the “Judgment”) was recorded in Official Records Book 06965, Pages 0753-0760 of the Public Records of Orange County, Florida. Assignment shall take place via that certain Assignment of Judgment (the “Assignment”) attached hereto and by this reference incorporated herein.

2. Collection Activities. Assignee shall have all rights Assignor has to collect any and all amounts owed to Assignor as a result of the Judgment from any and all parties named as a Defendant therein (“Judgment Amounts”). In seeking collection of Judgment Amounts (“Collection Activities”), Assignee may use both personal funds and funds secured from third parties; however, Assignee may not seek contribution from Assignor as Assignor retains neither a duty nor a right to seek payment of the Judgment as a result of the Assignment.

3. Responsibilities of Parties. Assignee shall bear full responsibility for all Collection Activities. Assignor is not required to assist Assignee in his Collection Activities. Any requests for assistance made to Assignor may be denied in Assignor’s sole and complete discretion.

4. Judgment Amounts Collected. Any Judgment Amounts collected shall first be used to reimburse Assignee (the “Reimbursable Costs”) for the funds that Assignee expends during Collection Activities, provided Assignee maintains verifiable records indicating the amount of funds expended. Such Reimbursable Costs shall include attorneys fees whether contingent or hourly, investigative costs, travel expenses incurred in connection with Collection Activity, and all other out of pocket expenses incurred in connection with Assignee’s Collection Activities. Any and all remaining Judgment Amounts shall be distributed eighty-five percent (85%) to Assignee and fifteen percent (15%) to Assignor.

5. Relationship of Parties. Neither this Agreement nor the Assignment creates a relationship between the parties. Even though Assignor is entitled to a portion of the Judgment Amounts collected hereunder, Assignee shall pursue Collection Activities on behalf of Assignee only. Nothing contained in this Agreement or in the Assignment shall authorize or empower Assignee to act in the name of, on behalf of, or as an agent for Assignor.

6. Costs Associated with Collection Activities. Assignor is responsible to pay all legal costs and expenses, excluding attorney’s fees, due and owing to the law firm of Broad and Cassel prior to the effective date of this Agreement, if any. Except as set forth in the immediately preceding sentence, from and after the execution of this Agreement, Assignee shall be responsible for all costs, taxes, assessments, interest, fines, penalties, attorney’s fees and any other monies that may be required for or associated with Collection Activities, whether or not incurred prior to or subsequent to the execution of this Agreement, including but not limited to all amounts paid to third parties to induce them to help in the Collection Activities, any and all employment benefits or taxes arising therefrom, any liability for attorney’s fees, case penalties or sanctions and other potential adversarial judgments arising from, or that have arisen from, the pursuit of any Judgment Amount, all of which shall be subject to reimbursement as provided above. For clarification purposes Assignee shall be responsible for the payment of attorney’s fees required for or associated with Collection Activities, whether or not incurred prior to or subsequent to the execution of this Agreement, subject to reimbursement as provided above.

7. No Recourse. Assignee acquires the Assignment without recourse. Assignor shall not be personally liable to Assignee or any other party for any Judgment Amounts not collected.

8. Limitation of Liability. In no event shall Assignor be liable to Assignee or anyone else for any consequential, incidental, special, indirect or punitive damages, or for any other expenses, which may arise in connection with Collection Activities.

9. Indemnification. Assignee hereby agrees to indemnify, save, insure, pay, defend and hold harmless Assignor and any officer, director, employee or agent of Assignor, from any and all losses, claims, damages or expenses, including reasonable attorneys’ fees, arising from or alleged to arise from: (a) any Collection Activities undertaken by Assignee or any third party, whether in the past or in the future; (b) any act or omission by Assignee or by any third party acting on behalf of Assignee; (c) any liability of attorneys fees, frivolous case penalties and other potential adversarial judgments brought on, or that have been brought on, by the pursuit of any Judgment Amount, including, but not limited to, any and all fees, penalties and judgments that arise, or have arisen from, any case pursued by Assignee to collect on the Judgment, including but not limited to Assignee’s action against Mega International Commerce Bank Co, Ltd, and all appeals thereof; or (d) the breach of any term stated herein. Assignee’s duties under this Indemnification section shall apply irrespective of whether such loss, claim, damage or expense is caused, or alleged to be caused, in part by the joint, several, comparative, (but not sole), negligence, breach of contract or warranty, or breach of any other duty by Assignor, whether asserted under a negligence or any other legal theory.

10. Waiver or Modification. Neither this Agreement nor the Assignment can be waived or modified in any manner except by a written agreement signed by the Chief Executive Officer of Assignor and Assignee.

11. Binding Effect. This Agreement and the Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, and permitted successors and assigns.

12. Personal Guarantee. The timely payment and performance of all liabilities and obligations of Assignee to Assignor under this Agreement are subject to the terms and conditions of that certain Guarantee which is attached hereto as Exhibit “A” and by this reference incorporated herein (the “Guarantee”). Assignee and Guarantor acknowledge that the Guarantee is made in order to induce Assignor to enter into this Agreement.

13. Entire Agreement. The terms and conditions in this Agreement constitute the entire agreement as to the terms of this Agreement and said terms and conditions supersede any and all previous agreements between the parties, whether written or oral, with respect to the Judgment Amounts and the Collection Activities associated therewith. This includes, but is not limited to, that certain Contingent Proceeds Participation Agreement dated September 19, 2003, as amended, entered into by and between Assignor and Assignee.

14. Jurisdiction and Venue. The terms and conditions of this Agreement are governed by, and construed and interpreted in accordance with, the law of the State of Florida. Assignor and Assignee agree to submit themselves to the jurisdiction of Florida in connection with any claim or controversy relating to or arising out of this Agreement and venue for such actions shall be in Orange County, Florida.

15. Attorneys Fees. In connection with any disputes or actions arising out of or related to this Agreement, or the breach, enforcement or interpretation of the same, the substantially prevailing party shall be entitled to recover from the other party, all reasonable court costs and attorneys’ fees incurred by the prevailing party before trial, at trial, at retrial, on appeal, at all hearings and rehearings, and in all other proceedings, including but not limited to administrative or bankruptcy proceedings

16. Term. This Agreement shall be effective as of the date of execution hereof and shall continue in full force and effect indefinitely.

17. Waiver of Jury Trial. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, CROSS-CLAIMS, COUNTER-CLAIMS, OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR BETWEEN THE PARTIES TO THIS AGREEMENT, THEIR AFFILIATES, SUBSIDIARIES, SUCCESSORS, OR ASSIGNS AND IRRESPECTIVE OF WHETHER SUCH LITIGATION ARISES OUT OF THIS AGREEMENT, BY STATUTE, OR AS A MATTER OF TORT LAW AND THE PARTIES HERETO EXPRESSLY CONSENT TO A NON-JURY TRIAL IN THE EVENT OF ANY OF THE FOREGOING.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first written above.

Signed, sealed and delivered in the presence of:

/s/ Michael Bauer
Printed Name:	SUPER VISION INTERNATIONAL, INC
n/k/a NEXXUS LIGHTING, INC.
	By:	Michael Bauer
	Its:	President
Printed Name:

Signed, sealed and delivered in the presence of:

/s/ Brett Kingstone
Printed Name:	B&M KINGSTONE, LLC
	By:	Brett Kingstone
	Its:	President
Printed Name:

STATE OF NORTH CAROLINA

COUNTY OF

The foregoing instrument was acknowledged before me this          day of                          , 2009 by                                  , in his/her capacity as                              of Nexxus Lighting, Inc. He/she is personally known to me or has produced                                  as identification and did take an oath.

Notary Public, State of
Printed Name:
My Commission Expires:

STATE OF

COUNTY OF

The foregoing instrument was acknowledged before me this          day of                          , 2009 by                                  , in his/her capacity as                              of B&M Kingstone, LLC. He/she is personally known to me or has produced                                  as identification and did take an oath.

Notary Public, State of
Printed Name:
My Commission Expires:

EXHIBIT A

GUARANTY

The undersigned (the “Guarantor”) hereby absolutely, irrevocably and unconditionally guarantees to Assignor the timely payment and performance of all liabilities and obligations of Assignee to Assignor under the Assignment Agreement between Assignor and Assignee to which this Guaranty is attached as Exhibit A (the “Assignment Agreement”), including, without limitation, all costs and expenses, including reasonable attorneys’ fees, which may be paid or incurred by Assignor in enforcing or endeavoring to enforce the Assignment Agreement or this Guaranty whether out of court, in trial, on appeal, in bankruptcy or otherwise (the “Obligations”). This Guaranty Agreement shall not expire until all of the Obligations have been satisfied.

This Guaranty is a primary and original obligation of Guarantor and is an absolute, unconditional, continuing and irrevocable guaranty of payment and performance and not collection and shall remain in full force and effect until the Obligations are paid in full, without respect to future changes in conditions, including change of law or any invalidity or irregularity with respect to the execution and delivery of any agreement between Assignee and Assignor. Guarantor agrees that Assignor shall not be first required to enforce against Assignee any liability, obligation or duty guaranteed hereby before seeking enforcement thereof against the undersigned Guarantor. Suit may be brought and maintained against the undersigned Guarantor by Assignor to enforce any liability, obligation or duty guaranteed herby, without joinder of Assignee, or any other person or entity.

In the event, on account of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, Assignee shall be relieved of any debt, obligation or liability as provided in the Assignment Agreement, Guarantor shall nevertheless be fully liable therefor.

To the extent Assignee has made any payments to Assignor and Assignor, by reason of a bankruptcy or other insolvency filing by or against Assignee, is not permitted to retain the payments so made by Assignee, the liability of Guarantor hereunder shall at all times continue for the amounts so paid by Assignee to Assignor. Anything in this Guaranty to the contrary notwithstanding, Assignor may retain this Guaranty, and this Guaranty shall remain in full force and effect, for a period of 90 days after the date of payment in full of all of the Obligations (the “Payment Date”), and in the event no bankruptcy petition has been filed against Assignee for the 90-day period following such Payment Date, then, in that event, the Guaranty shall be deemed to have been cancelled as of the Payment Date. If however, a bankruptcy petition has been filed by or against Assignee during said 90-day period, this Guaranty shall not be cancelled unless and until a final, nonappealable decision by a court of competent jurisdiction or other agreement has been entered or reached pursuant to which Assignor shall be entitled to retain all such monies paid by Assignee to Assignor. If, as set forth above, Assignor is obligated to return to Assignee any monies so paid by Assignee, this Guaranty shall not be cancelled (notwithstanding it being marked “cancelled” and returned to the Guarantor) and the Guarantor shall continue to be liable to Assignor for all such monies.

Guarantor expressly waives acceptance of this Guaranty by Assignor, presentment and demand for payment, protest, notice of protest and notice of dishonor or non-payment of any obligation of Assignee. Any notice to Guarantor by Assignor at any time shall not imply that such notice or any further or similar notice was required.

Guarantor hereby acknowledges that it is entering into this Guaranty to induce Assignor to enter into the Assignment Agreement and to consummate the transactions contemplated thereby. Guarantor acknowledges that he is deriving a financial benefit from such transactions in his capacity as an affiliate of Assignee, but the termination of such capacity, whether voluntary or involuntary, shall not diminish or affect in any manner the liability and obligations of Guarantor hereunder for all present and future indebtedness of Assignee to Assignor under the Assignment Agreement, whether arising prior to or following termination of such capacity of Guarantor.

The whole of this Guaranty is herein set forth and there is no verbal or other written agreement, and no understanding or custom affecting the terms hereof. This Guaranty can be modified only by a written instrument signed by Assignor, Assignee and the Guarantor.

Guarantor’s rights or obligations hereunder may not be assigned or delegated, but this Guaranty and such obligations shall pass to and be fully binding upon the successors of Guarantor, as well as Guarantor. This Guaranty shall apply to and inure to the benefit of Assignor and its successors or assigns. In the event of the death of Guarantor, the obligations of Guarantor hereunder shall continue in full force and effect against Guarantor’s estate. The executor or administrator of such estate shall be obligated and authorized to pay such debt and otherwise honor this Guaranty.

Time is of the essence of this Guaranty.

GUARANTOR:

/s/ Brett M. Kingstone
Brett M. Kingstone